                                                                    EXHIBIT 10.5

                             OPERATING AGREEMENT OF
                                THE CHATEAUX, LLC
                       A NEVADA LIMITED LIABILITY COMPANY


         THIS OPERATING AGREEMENT is made as of the 26th day of September, 2002 (the "Effective Date"), by and between Grand Casinos Nevada I, Inc., a Minnesota corporation ("Grand"); and Diamond Resorts, LLC, a Nevada limited liability company ("Diamond"), each of which has signed this Operating Agreement as an initial member of The Chateaux, LLC, a Nevada limited liability company (the "Company").

                                  INTRODUCTION

         WHEREAS, Grand, Nevada Resort Properties Polo Plaza Limited Partnership ("Plaza") and Cloobeck Enterprises, a Nevada corporation ("Enterprises"), have executed that certain Irrevocable License Agreement dated December 23, 1998, recorded in public records on April 21, 1999, and re-recorded on February 22, 2000 (the "Original License Agreement"), which provides Enterprises with certain rights, and provides for certain use restrictions, with respect to specified land located in Clark County, Nevada, commonly referred to as the Shark Club Parcel, the Brooks Parcel and the Plaza Parcel, and collectively defined in the Original License Agreement as the "Parcels" (also referred to herein as the "Parcels");

         WHEREAS, Enterprises has assigned certain of its rights under the Original License Agreement to Diamond, as permitted under Section 12 of the Original License Agreement;

         WHEREAS, pursuant to separate written purchase agreements, Grand has sold to two parties unrelated to Grand (the "Buyers") its interests in all of the Parcels owned or controlled by Grand, except for the Parcel identified in the Original License Agreement as the "Shark Club Parcel" (also referred to herein as the "Shark Club Parcel");

         WHEREAS, all of the Parcels and the adjoining real estate parcel (the "Towers Parcel") held by Polo Towers Master Owners Association, Inc. (the "Association") are also encumbered and benefited by the provisions of a written agreement entitled "Grant of Reciprocal Easements and Declaration of Covenants, Conditions and Restrictions," among Grand, Plaza and the Association, dated as of December 23, 1998 (the "Grant of Reciprocal Easements");

         WHEREAS, Section 1 of the Original License Agreement entitles Diamond as Enterprises' assignee to participate in, or exercise a first right of refusal for, any Timeshare Opportunity (as defined in the Original License Agreement) in the event Grand or any other party elects to pursue any such Timeshare Opportunity on one or more of the Parcels before October 2008;

         WHEREAS, Grand and the Buyers are obligated under their purchase agreements to enter into, and to exert reasonable efforts to: (a) cause all of the persons holding interests in the Parcels and the Towers Parcel (including without limitation Diamond and the Association) to enter into, an instrument entitled "Amended and Restated Grant of Reciprocal Easements and Declaration of Covenants, Conditions and Restrictions" (the "Amended Grant of Reciprocal Easements"), which is intended to amend, combine and supersede the Original License Agreement, the Grant of Reciprocal Easements and certain other instruments encumbering one or more of the Parcels and/or the Towers Parcel; and
(b) cause the Original License Agreement to be terminated pursuant to a separate instrument entitled "Termination of Irrevocable License Agreement," which is intended to be executed by the original parties (or their successors in interest) to the Original License Agreement;

         WHEREAS, Diamond has been assisting Grand in causing all necessary parties to enter the Termination of Irrevocable License Agreement and the Amended Grant of Reciprocal Easements; and, because that process has been completed (except for any necessary consent to the Amended Grant of Reciprocal Easements by one or more of the persons holding deeds of trust with respect to the Parcel held by the Association), Grand is willing to enter into this Agreement, which provides the parties with a Timeshare Opportunity (as defined in the Original License Agreement); and

         WHEREAS, the parties hereto desire to set out the terms for pursuing such opportunity in accordance with the intent of the Original License Agreement and pursuant to the terms specified herein;

                                    AGREEMENT

         NOW THEREFORE, pursuant to the Act (as hereinafter defined), the following Agreement, including, without limitation, Appendix 1 (Tax Accounting Procedures) and Appendix 2 (Articles of Organization) attached hereto and by reference incorporated herein, shall constitute the operating agreement, as amended from time to time, for the Company.

                                    ARTICLE 1
                                   DEFINITIONS

         1.1. General Definitions. The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein). Other capitalized terms used herein have the meanings set forth in
Section 1.1 (Tax Definitions) of Appendix 1 (Tax Accounting Procedures).

         "Act" means the Nevada Limited Liability Company Act, Nev. Rev. Stat. Sections 86.011 to 86.571, as amended from time to time.

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person. For the purpose of this definition, the term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Grand hereby represents that it has no interest in either of the Buyers referred to in the Introduction to this Agreement, except as the secured holder of deeds of trust with respect to the Parcels purchased by such Buyers.

         "Agreement" shall mean this Operating Agreement, including Appendix 1 (Tax Accounting Procedures) and Appendix 2 (Articles of Organization) attached hereto, as originally executed and as amended from time to time.

         "Articles of Organization" is defined in Section 2.1

         "Business Day" shall mean a day other than a Saturday, a Sunday or a state or federally recognized holiday on which banks in Nevada are permitted to close.

         "Business Hours" shall mean 8:00 A.M. to 5:00 P.M. Standard Time or Daylight Time, as the case may be, at a location specified in this Agreement. If no location is specified, a reference to Business Hours shall refer to Business Hours as determined by Pacific Standard Time or Pacific Daylight Time, as the case may be.

         "Capital Contributions" shall mean the Initial Working Capital Contribution and the Project Capital Contribution of a Member, together with the amount of money and the fair market value (as reasonably determined by the Manager as of the date of contribution) of any other property contributed, or services rendered or to be rendered without compensation, to the Company by a Member with respect to the Member's Membership Interest in the Company.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

         "Company" means The Chateaux, LLC, a Nevada limited liability company.

         "Diamond Manager" means the Diamond Member, or any of its members or managers designated in writing by the Diamond Member, when serving in the capacity of Manager of the Company. The initial Diamond Manager has been designated by the Diamond Member and is identified in Section 9.1(a).

         "Diamond Member" means Diamond Resorts, LLC, a Nevada limited liability company, or its successors and assigns as permitted under Article 11.

         "Effective Date" shall mean the date first set forth above, and shall be the date on which the business of the Company shall commence, notwithstanding any earlier filing date of the Company's Articles of Organization.

         "Entity" shall mean any general partnership, government entity, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or similar organization.

         "Fiscal Year" shall mean the taxable year of the Company for federal income tax purposes as determined by Code Section 706 and the Regulations thereunder. The first Fiscal Year shall commence as of the Effective Date.

         "Grand" means Grand Casinos Nevada I, Inc., a Minnesota corporation.

         "Grand Member" means Grand or its successors and assigns as permitted under Article 11.

         "Initial Working Capital Contribution" means each of the Capital Contributions required by Section 5.1 to be made by the initial Members in cash, in order to pay organizational and other start-up expenses of the Company, and to serve as initial working capital, up to an aggregate total contributed by both Members not to exceed Five Hundred Thousand Dollars ($500,000).

         "Manager" shall mean one or more Managers of the Company. Specifically, "Manager" shall mean the initial Manager designated by this Agreement, or any other Persons that succeed such Manager in that capacity. References to a Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine references or as the case may be.

         "Managing Person" shall mean a Manager, officer, director or any of their agents.

         "Member" shall mean each of those Persons executing this Agreement and any Person who may hereafter become an additional or Substitute Member.

         "Membership Interest" means a Member's Units, the associated right to vote (if any) on or participate in management, the right to share in Profits, Losses and distributions, and any and all other benefits to which the holder of such Units may be entitled pursuant to this Agreement, together with all obligations to comply with the terms and provisions of this Agreement.

         "Net Cash" refers to Net Cash Flow from Operations and/or Net Cash from Sales of Refinancings.

         "Net Cash Flow from Operations" means the gross cash proceeds from Company operations (including sales and dispositions of Property in the ordinary course of business) less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Manager. Net Cash Flow from Operations shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves.

         "Net Cash from Sales or Refinancings" means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) and all refinancings of Property, less any portion thereof used to establish reserves, all as determined by the Manager.

         "Non-Voting Units" as to any Member shall mean and refer to Units which entitle the holder to share in the economic performance of the Company but which do not entitle the holder to participate in voting or to certain other rights reserved to holders of Voting Units. Non-Voting Units have equal rights with Voting Units with respect to the sharing of Net Cash from Operations, Net Cash from Sales or Refinancings, Profits and Losses and net proceeds of the Company's dissolution. The initial number of Non-Voting Units is shown next to the name of such Member in Section 5.1.

         "Percentage Interest" means, as to a Member, the ratio of the Units held by such Member, to all outstanding Units of the Company. For purposes of calculating a Member's Percentage Interest, there shall be no distinction between Voting Units and Non-Voting Units.

         "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires.

         "Property" means all real and personal property, tangible and intangible, owned by the Company.

         "Project Capital Contribution" means the Capital Contributions required to be made by the initial Members, in the form of the Shark Club Parcel and certain services to be rendered without compensation (as described in Section 5.1), all on the terms and conditions set forth in Section 5.1.

         "Regulations" means the federal income tax regulations, including temporary (but not proposed) regulations, promulgated under the Code.

         "Shark Club Parcel" is defined in the Introduction to this Agreement.

         "Substitute Member" means a transferee of a Membership Interest who has been admitted to all of the rights of membership pursuant to Article 11.

         "Time Share Project" is defined in Section 3.1.

         "Units" as to any Member shall mean and refer to the cumulative number of both Voting Units and Non-Voting Units held by such Member.

         "Voting Units" as to any Member shall mean and refer to Units which entitle the holder to cast one vote for each such Unit held by the Member on all matters reserved for the Members' approval, consent or consideration. The initial number of each Member's Voting Units is shown next to the name of such Member in Section 5.1.

                                    ARTICLE 2
                              FORMATION OF COMPANY

         2.1. Formation. The initial Articles of Organization as filed, or to be filed, and attached hereto as Appendix 2 (the "Articles of Organization"), are hereby ratified and incorporated by reference in this Agreement. Upon the filing of the Articles of Organization the Company shall be formed as The Chateaux, LLC, a Nevada limited liability company under and pursuant to the Act, and the parties hereto shall take all action necessary to cause such formation.

         2.2. Name. The name of the Company is "The Chateaux, LLC".

         2.3. Principal Place of Business. The principal place of business of the Company within the State of Nevada shall first be at the office of Diamond Resorts, LLC, 3745 Las Vegas Blvd. South, Las Vegas, Nevada 89109. The Company may locate its places of business and registered office at any other place or places as the Manager may from time to time deem advisable. The Company shall allow each of the Diamond Member and the Grand Member, and each of their principals (including without limitation, Lyle Berman), to use space within the Company office for such Members' own purposes, within reason, without the payment of rent or other monies to the Company.

         2.4. Registered Office and Agent. The Company's registered office shall first be at Diamond Resorts, LLC, 3745 Las Vegas Blvd. South, Las Vegas, Nevada 89109. The name of its initial registered agent at such address shall be Richard
L. Cloobeck.

         2.5. Term. Unless the Company is dissolved in accordance with the provisions of this Agreement, the Act or other Nevada law, the existence of the Company shall be perpetual.

                                    ARTICLE 3
                             BUSINESS OF THE COMPANY

         3.1. Permitted Business. The Company has been formed to acquire, finance, develop, improve and own the Shark Club Parcel, for the purpose of constructing, selling, operating and managing residential time share units, hotel rooms dedicated or used for "right to use" programs or similar point-based club concepts, or similar time sharing inventory facilities, on all or any portion of the Shark Club Parcel (collectively, the "Time Share Project"), for income-producing purposes and as an investment; to furnish goods and services (including but not limited to the operation of concierge services, restaurant/lounge services, limited slot-machine gaming, a convenience store and other amenities for guests of the Time Share Project) in connection with the operation and management of the Time Share Project; to acquire the Shark Club Parcel and any personal property, in fee or by lease, or any rights therein as may be necessary or appropriate for the Time Share Project; to borrow funds for such purposes and to mortgage or otherwise encumber any or all of the Company Property to secure such borrowings; to sell or otherwise dispose of all or any part of the Shark Club Parcel or the Time Share Project and other Company Property; and to undertake and carry on all activities necessary or in the best interests of the Company, in connection with such acquisition, financing, development, construction, ownership, operation, management and sale of the Time Share Project, all subject to the limitations set forth in Article 9.

         The Company may not engage in any other business incompatible with the Time Share Project without the consent of Members holding one hundred percent (100%) of the Voting Units.

         3.2. Limits on Foreign Activity. The Company shall not directly engage in business in any state, territory or country that does not recognize limited liability companies or the effectiveness of the Act in limiting the liabilities of the Members of the Company. If the Company desires to conduct business in any such state, it shall do so through a separate Entity that will ensure limited liability to the Members.

                                    ARTICLE 4
                            CONTRIBUTIONS TO COMPANY

         4.1. Issuance of Units and Members' Initial Capital Contributions. There are hereby authorized and issued one thousand (1,000) Units, consisting of one hundred (100) Voting Units and nine hundred (900) Non-Voting Units, which are initially divided as set forth in Section 5.1. Each Member shall contribute an Initial Working Capital Contribution and a Project Capital Contribution on the terms and conditions as set forth in Section 5.1. The Initial Working Capital Contribution and, if necessary, any additional cash Capital Contributions, first shall be applied to the organizational expenses of the Company, including without limitation, legal, accounting and promotional fees and costs, and thereafter retained as initial working capital for the Company.

         4.2. Additional Capital Contributions. Except with respect to the Initial Working Capital Contributions, the Project Capital Contributions, and as may be otherwise provided for under the Act, no Member shall be obligated to make any additional Capital Contributions to the Company unless all Members agree. If the Company needs additional capital to meet its obligations, it shall seek such capital in such manner as the Managers shall determine, including, without limitation, in any of the following manners (without any particular order of priority):

                  a. From additional Capital Contributions from the Members of the Company in proportion to their Units; provided, however, that no Member shall be required to make any additional Capital Contributions to the Company;

                  b. From any source from which the Company may borrow additional capital, including, without limitation, any Member (subject to the provisions of Section 9.4), provided, however, that no Member shall be obligated to make a loan to the Company and the Shark Club Parcel shall not be encumbered as security for any such loan without the consent of Members holding at least 60% of the Voting Units; or

                  c. Upon compliance with Section 5.3 and the failure of one or more Members to exercise its rights to contribute its share thereunder, from an additional disproportionate Capital Contribution from one (1) or more Members of the Company. Such disproportionate Capital Contributions shall be deemed "Extraordinary Capital Contributions" and shall be entitled to a Priority Return as calculated in Section 7.3.

         4.3. Withdrawal or Reduction of Members' Contributions to Capital.

                  a. A Member shall not receive out of the Company's Property any part of such Member's Capital Contributions until all liabilities of the Company, excluding liabilities to Members on account of their Capital Contributions, have been paid or there remains Property of the Company sufficient to pay them.

                  b. Subject to the transactions contemplated in Article 11, a Member shall not resign from the Company before the dissolution and winding up of the Company pursuant to Article

12, unless Members holding at least sixty percent (60%) of the Voting Units consent. A resigning Member's vote shall be included in determining whether such consent has been granted.

                  c. A Member, irrespective of the nature of such Member's Capital Contributions, has the right to demand and receive only cash in return for such Member's Capital Contributions, except as expressly provided in this Agreement.

         4.4. Miscellaneous.

               a. No Interest on Capital Contribution. No Member shall be entitled to or shall receive interest on such Member's Capital Contributions, except as expressly provided for in this Agreement.

               b. No Withdrawal of Capital Contribution. No Member may demand a return of its Capital Contributions, except as expressly provided herein or in the Act.

         4.5. No Third Party Beneficiaries. The provisions of this Article 4 are not intended to be for the benefit of, and shall not confer any rights on, any creditor or other Person (other than a Member in such Member's capacity as a Member) to whom any debts, liabilities or obligations are owed by the Company or any of the Members.

                                    ARTICLE 5
             INITIAL CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

         5.1. Initial Interests and Contributions. The Initial Working Capital Contributions, the Project Capital Contributions (or services in lieu thereof) and the initial Membership Interests of the Members are as follows; and such Capital Contributions shall be made (or services provided) as provided below in this Section 5.1:

Members:                   Capital Contributions:                      Units:
--------                   ----------------------                      ------
Diamond Member:                                                        51  Voting Units
                                                                       449  Non-voting Units
                                                                       ---
Unit Subtotal                                                          500  Units

Initial Working Capital
Contribution:                      $250,000 in cash

Services in lieu of Project
Capital Contribution:              Sales, marketing and
                                   administrative services (including
                                   without limitation services as
                                   the Manager) rendered and to be
                                   rendered to the Company.

Grand Member:                                                            49  Voting Units
                                                                        451  Non-voting Units
                                                                        ---
Unit Subtotal                                                           500  Units

Initial Working Capital
Contribution:                      $250,000 in cash

Project Capital
Contribution:                       The land described herein as
                                    the Shark Club Parcel, which
                                    shall be valued at $16,000,000,
                                    for the purpose of crediting such
                                    contribution to the Capital
                                    Account of the Grand Member.

         The Capital Contributions described in this Section 5.1 shall be made as follows:

                  a. Initial Working Capital Contributions. The Diamond Member and the Grand Member shall each fund fifty percent (50%) of any amount or amounts of the Initial Working Capital Contribution requested from time to time by the Manager, within fifteen (15) days of such request.

                  b. Project Capital Contributions. The services to be provided by the Diamond Member in lieu of its Project Capital Contribution shall be provided from time to time by causing the Diamond Manager to perform the services required of the Manager of the Company and such obligation shall be deemed to be satisfied for as long as such services are provided; provided, however, that the value of such services shall not be credited to the Diamond Member's Capital Account.

         The Grand Member's Project Capital Contribution shall be made as follows. Within fifteen (15) Business Days after the Diamond Manager has provided the Grand Member with a copy of a written financing commitment for a construction loan sufficient to fund at least the first phase of the building improvements contemplated by the Time Share Project, which may be constructed and sold in multiple phases consisting of separate or connected buildings, the Grand Member shall cause the relevant portion of the Shark Club Parcel to be formally conveyed to the Company by Grand as the fee owner thereof, via recorded Grant Bargain and Sale Deed. Upon the written request of the Diamond Member, the Grand Member shall execute and deliver to the Company a written memorandum briefly describing such conditional contribution obligation with respect to the Shark Club Parcel, in a form acceptable for filing in the official records of Clark County, Nevada; provided, however, that in the event the Company shall be dissolved for any reason before the conditions for all of such contributions have been satisfied, the Diamond Member and the Company (before its dissolution) shall cause a written memorandum releasing any such remaining conditional contribution obligation to be executed and delivered to the Grand Member, in a form acceptable for filing in the official records of Clark County, Nevada.

         5.2. Securities Law Qualification. THE MEMBERS ARE AWARE THAT THE MEMBERSHIP INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THERE IS NO PUBLIC TRADING MARKET FOR THE MEMBERSHIP INTERESTS AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP. ADDITIONALLY, THERE ARE SUBSTANTIAL RESTRICTIONS UPON THE TRANSFERABILITY OF THE MEMBERSHIP INTERESTS. SALE OR ASSIGNMENT BY A MEMBER OF ITS MEMBERSHIP INTERESTS OR SUBSTITUTION OF MEMBERS MAY BE SUBJECT TO CERTAIN CONSENTS. THE MEMBERSHIP INTERESTS CANNOT BE RESOLD OR TRANSFERRED WITHOUT (a) REGISTRATION UNDER THE ACT OR (b) AN EXEMPTION FROM REGISTRATION. THEREFORE, MEMBERS MAY NOT BE ABLE TO LIQUIDATE THEIR INVESTMENTS IN THE EVENT OF AN EMERGENCY. FURTHER, MEMBERSHIP INTERESTS MAY NOT BE READILY ACCEPTED AS COLLATERAL FOR A LOAN. MEMBERSHIP INTERESTS SHOULD BE CONSIDERED ONLY AS A LONG TERM INVESTMENT.

         5.3. Issuance of Additional Units. In the event the Company issues Units in addition to the Units initially authorized pursuant to Section 5.1, the Company shall offer to each Member, by sixty (60) days prior written notice, the right, for a period of sixty (60) days from the date such notice is delivered (the "Notice Date"), to purchase such Units in a proportionate amount based upon such Member's Percentage Interest, on the same terms and conditions as such proposed issuance, including price per Unit; provided, however, that, if such issuance is for consideration other than cash or a commitment to pay cash, each Member shall have the option to pay an amount per Unit in cash that the Manager reasonably determines to be equivalent to the per Unit offering price of such new issuance of Units. The Company's written notice to the Members shall describe the Units proposed to be issued by the Company and specify the number, price and payment terms. Each Member may accept the Company's offer as to the full number of Units offered to it or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the sixty (60) day period, in which event the Company shall promptly sell and such Member shall purchase and pay for, upon the terms specified, the number of Units agreed to be purchased by such Member.

         Any Units not purchased by the Members pursuant to this Section 5.3 may be sold by the Company on the same or similar terms and conditions as those specified in the Company's notice to the Members commencing on the sixty-first day following the Notice Date.

         The preemptive rights of Members pursuant to this Section 5.3 shall not apply to the issuance by the Company of additional Non-Voting Units to employees of the Company pursuant to the terms of one or more employee option or incentive plans (an "Employee Option Plan") established by the Company; provided, however, that the aggregate number of Non-Voting Units issued pursuant to an Employee Option Plan does not exceed ten percent (10%) of the total Units outstanding from time to time.

                                    ARTICLE 6
                        ALLOCATIONS OF PROFITS AND LOSSES

         6.1. Allocation of Profits. After giving effect to the special allocations set forth in Section 1.2 of Appendix 1 and in Section 6.4, Profits for any Fiscal Year shall be allocated as follows:

                  a. First, one hundred percent (100%) to the Members, in proportion to the Losses allocated to each Member pursuant to Section 6.3, in an amount equal to the excess, if any, of (i) the cumulative amount of Losses allocated to such Members pursuant to Section 6.3 for all prior Fiscal Years, over (ii) the cumulative amount of Profits allocated to such Members pursuant to this Section 6.1(a) for all prior Fiscal Years;

                  b. Second, one hundred percent (100%) to the Members, in proportion to, and to the extent of the excess, if any, of (i) the cumulative amount of Losses allocated to each Member pursuant to Section 6.2(c) for all prior Fiscal Years, over (ii) the cumulative amount of Profits allocated to each Member pursuant to this Section 6.1(b) for all prior Fiscal Years; and

                  c. Third, the balance, if any, to the Members in proportion to their Units.

         6.2. Allocation of Losses. After giving effect to the special allocations set forth in Section 1.2 of Appendix 1 and in Section 6.4, Losses for any Fiscal Year shall be allocated as follows, subject to Section 6.3:

                  a. First, one hundred percent (100%) to the Members, in proportion to, and to the extent of the excess, if any, of (i) the cumulative amount of Profits allocated to each such Member pursuant to Section 6.1(c) for all prior Fiscal Years, over (ii) the cumulative amount of Losses allocated to each such Member pursuant to this Section 6.2(a) for all prior Fiscal Years;

                  b. Second, one hundred percent (100%) to the Members, in proportion to, and to the extent of the excess, if any, of (i) the cumulative amount of Profits allocated to each such Member pursuant to Section 6.4 for all prior Fiscal Years, over (ii) the cumulative amount of Losses allocated to each such Member pursuant to this Section 6.2(b) for all prior Fiscal Years;

                  c. Third, the balance, if any, to the Members in proportion to their Units.

         6.3. Loss Limitation and Reallocation. The Losses allocated pursuant to
Section 6.2 shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of the Fiscal Year. In the event that some, but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 6.2, the limitation set forth in this
Section 6.3 shall be applied on a Member-by-Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members' Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

         6.4 Special Allocations for Priority Returns and Adjusted Land Return. After giving effect to the special allocations set forth in Section 1.2 of Appendix 1, all or a portion of the remaining items of the Company's income or gain (if any) for the Fiscal Year shall be specially allocated to any Member or Members entitled to distributions of any Priority Returns (as defined in Section 7.3) or any Adjusted Land Return (as defined in Section 7.5) for that Fiscal Year, in proportion to such distributions, in an aggregate amount equal to the excess, if any, of:

                  a. The lesser of (i) the net sum of the aggregate Losses (if any) allocated to such Members under Section 6.2 for all prior Fiscal Years; and the aggregate distributions made to such Members as Priority Returns or Adjusted Land Return pursuant to Article 7 and Section 12.2 from the Effective Date to a date thirty (30) days after the end of such Fiscal Year; or (ii) the excess, if any, of Profits allocated to such Members under Section 6.1, over Losses allocated to such Members under Section 6.2 for the current and all prior Fiscal Years; and, solely for this purpose, such allocations of Profits and Losses for all Fiscal Years shall be determined as if this Section 6.4 and Section 1.2 of Appendix 1 were not part of this Agreement; over

                  b. The aggregate items of income and gain allocated to such Members pursuant to this Section 6.4 for all prior Fiscal Years.

                                    ARTICLE 7
                                  DISTRIBUTIONS

         7.1. Net Cash Flow from Operations. Except as otherwise provided in
Section 12.2 (on liquidation), and subject to the mandatory tax distribution set forth in Section 7.4 and any distributions required by Section 7.5, Net Cash Flow from Operations shall be distributed with respect to a Fiscal Year at times determined by the Manager in the following order and priority:

                  a. First, to the Members in proportion to and until each Member has received an amount equal to the excess, if any, of such Member's cumulative Priority Return (as defined in Section 7.3) from the inception of the Company to the end of such Fiscal Year, over the sum of all prior distributions to such Member pursuant to this Section 7.1(a) and Section 7.2(a); and

                  b. Second, the balance, if any, to the Members in proportion to their Units.

         7.2. Net Cash from Sales and Refinancings. Except as otherwise provided in Section 12.2 (on liquidation), and subject to the mandatory tax distribution set forth in Section 7.4 and any distributions required by Section 7.5, Net Cash from Sales and Refinancings shall be distributed with respect to a Fiscal Year at times determined by the Manager in the following order and priority:

                  a. First, to the Members in proportion to and until each Member has received an amount equal to the excess, if any, of such Member's cumulative Priority Return (as defined in Section 7.3) from the inception of the Company to the end of such Fiscal Year, over the sum of all prior distributions to such Member pursuant to this Section 7.2(a) and Section 7.1(a);

                   b. Second, to the Members in proportion and to the extent of their respective Unreturned Extraordinary Capital Contributions (as defined below), if any;

                   c. Third, to the Members in proportion and to the extent of their respective Capital Account balances; and

                   d. Fourth, the balance, if any, to the Members in proportion to their Units.

         7.3. Priority Return and Unreturned Extraordinary Capital Contribution. The "Priority Return" of any particular Member means a sum equal to ten percent (10%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the Priority Return is being determined, cumulative (but not compounded) to the extent not distributed in any given Fiscal Year pursuant to Sections 7.1(a) or 7.2(a), of the average daily balance of such Member's Unreturned Extraordinary Capital Contribution (as hereinafter defined) from time to time during the period for which the Priority Return relates, commencing on the date that such Member first makes an Extraordinary Capital Contribution pursuant to Section 4.2(c). The "Unreturned Extraordinary Capital Contribution" of any Member on any particular date shall be equal to the excess, if any, of the aggregate Extraordinary Capital Contributions then made as of such date by such Member pursuant to Section 4.2 (c), over the aggregate distributions then made as of such date to such Member pursuant to Section 7.2(b) or Section 12.2. However, the fact that a Priority Return may accrue in a manner similar to interest shall not imply that any such Unreturned Extraordinary Capital Contribution is a debt of the Company.

         7.4. Tax Distribution. To the extent of available Net Cash, the Members shall be entitled to receive cash distributions for each taxable year in amounts sufficient to enable each Member to discharge any federal, state and local tax liability for such taxable year (excluding penalties) arising as a result of their interest in the Company, determined by assuming the applicability to each Member of the highest combined effective marginal federal, state and local income tax rates for any individual or corporation actually obligated to report on any tax returns income derived from the Company. To the extent distributions otherwise payable to a Member pursuant to Section 7.1, Section 7.2 and Section 7.5, as appropriate, are insufficient to cover such tax liabilities, the Company shall make cash distributions (the "Tax Distributions") in amounts that, when added to the cash distributions otherwise payable, shall equal such tax liability. The amount of such tax liability shall be calculated (a) taking into account the deductibility (to the extent allowed) of state and local income taxes for United States federal income tax purposes, and (b) taking into account the amount of net cumulative tax loss previously allocated to such Member in prior Fiscal Years and not used in prior Fiscal Years to reduce taxable income for the purpose of making distributions under this Section 7.4 (based on the assumption that taxable income or tax loss from the Company is each Member's only taxable income or tax loss). Tax Distributions shall be debited against such Member's Capital Account. Distributions pursuant to this Section 7.4 shall be treated as distributions to the Members pursuant to Section 7.1 or Section 7.2, as appropriate. To the extent this Section 7.4 results in distributions other than in the ratio required by Section 7.1 or Section 7.2, as appropriate, the first distributions of Net Cash, securities or other property that are not made pursuant to Section 7.4 shall be made so as to cause the aggregate distributions pursuant to Section

7.1 or Section 7.2, as appropriate, including those made pursuant to Section 7.4, to be, as nearly as possible, in the ratio required by Section 7.1 or
Section 7.2, as appropriate.

         7.5. Adjusted Land Return and Return of the Grand Member's Project Capital Contribution. Special cash distributions shall be made to the Grand Member from time to time as provided below in this Section 7.5, until the Grand Member has received a cumulative amount of such distributions that is equal to its actual Project Capital Contribution, together with interest on the unreturned amount thereof at the rate of eight percent (8%) per annum, adjusted as provided in Section 7.6 (the "Adjusted Land Return"), which shall be accrued from the Effective Date on the maximum amount of the Project Capital Contribution, but such Adjusted Land Return shall be payable in cash only as and when special cash distributions are made under paragraph (b) of this Section
7.5. However, the use of the term "interest" with respect to any such unreturned amount shall not imply that the balance of such account, on which any Adjusted Land Return may accrue, is a debt of the Company. It is agreed and acknowledged that the value of the entire Shark Club Parcel to be contributed by Grand as its Project Capital Contribution shall be recorded on the Company's books and in the Capital Account of the Grand Member as $16,000,000, pro rated for any partial conveyances as provided in Section 5.1. Notwithstanding any other provisions of this Section 7.5, the unpaid balance of the Grand Member's actual Project Capital Contribution and Adjusted Land Return may be prepaid by the Company at any time without penalty.

                  a. Interval Distribution Amounts. Fifty percent (50%) of the Grand Member's actual Project Capital Contribution shall be returned by distributions made as follows under this paragraph (a), whether or not Net Cash is available. On or before the last day of each month following a month in which the Company has sold one or more of its timeshare intervals from the Time Share Project, the Company shall make a cash distribution to the Grand Member equal to the product of (i) the Interval Distribution Amount, times (ii) the number of such intervals sold during that month. The "Interval Distribution Amount" shall be an amount determined by dividing the Grand Member's cumulative Project Capital Contributions by the number of timeshare intervals reasonably expected to be reserved or reservable for sale by the Company, and multiplying the result by 50%. Notwithstanding the above, such distributions shall not be deemed mandatory to the extent such mandatory characterization would convert the designation of the Grand Member's Project Capital Contribution from equity to debt of the Company (it being acknowledged that such contribution is expressly intended to be designated and treated solely as equity), or to the extent any such distribution is prohibited by loan or other covenants, restrictions or laws, or to the extent any such distribution would significantly adversely affect the Company.

                  b. Special Distributions from Net Cash. The other fifty percent (50%) of the Grand Member's actual Project Capital Contribution, and all of the Adjusted Land Return thereon, shall be returned by distributions made as follows under this paragraph (b). To the extent that any Net Cash is available to make distributions at the end of any month, after the Company has made any distribution of monthly Interval Distribution Amounts payable under paragraph
(a) of this Section 7.5 during that month, the Company shall make additional cash distributions to the Members in each month as follows, and the portion of such distributions designated below in this paragraph (b) for repayment of the Grand Member's Project Capital Contributions and payment of the Adjusted Land Return shall continue until the Grand Member has received (under all provisions of this Section 7.5) at any time an aggregate cash amount equal to the cumulative amount of the Grand Member's Project Capital Contribution actually received by the Company through that time, plus all of the Adjusted Land Return accrued as provided in this
Section 7.5 and Section 7.6:

                           i. first, to the extent of such available Net Cash,
the Company shall distribute to the Grand Member an amount equal to the unpaid balance of Adjusted Land Return accrued as of the beginning of such month;

                           ii. second, to the extent of one hundred percent
(100%) of any remaining available Net Cash, the Company shall distribute cash to the Members pursuant to the provisions of this Article 7 other than this Section 7.5; provided, however, that cumulative distributions to all Members under this clause (ii) shall not exceed Twenty Million and no/100 Dollars ($20,000,000.00); and

                           iii. third, for any month after the cumulative
distributions to all Members under clause (ii) have reached Twenty Million and no/100 Dollars ($20,000,000.00), the Company shall distribute any available Net Cash remaining after distributions under the preceding clause (i), as follows:
(A) to the extent of fifty percent (50%)of such remaining available Net Cash, the Company shall distribute cash to the Grand Member in repayment of the Grand Member's actual Project Capital Contribution; provided, however, that cumulative repayments of the Grand Member's actual Project Capital Contribution under this clause (iii) at any time shall not exceed fifty (50%) of such actual Project Capital Contribution through that time; and (B) any available Net Cash remaining after any distributions required under the preceding clause (A) have been made shall be distributed to the Members pursuant to the provisions of this Article 7 other than this Section 7.5; provided, however, that one hundred percent (100%) of any distributions under this clause (iii) for a month (rather than the usual 50%) shall be made to the Grand Member (and no other Member) under clause (A) if, at the beginning of that month, it is reasonably anticipated that repayment of that portion of the Grand Member's Project Capital Contributions required by this paragraph (b) would not otherwise be completed within any reasonable period of time.

         7.6 Adjustment of Interest Accrual on Project Capital Contribution. To the extent that the Grand Member incurs a Profit or Loss (as those terms are defined for purposes of this Agreement with respect to its ownership of the Shark Club Parcel for any of its fiscal years (or portion thereof) after the Effective Date and before the Shark Club Parcel is entirely conveyed to the Company, the amount of such Profit or Loss for such fiscal year (or portion) shall be applied as follows to determine the Adjusted Land Return for such period:

                  a. As of the last day of such period, any such Profit for the period shall be applied to reduce the 8% interest amount otherwise accrued during the period with respect to the unreturned amount of the Grand Member's Project Capital Contribution and, to the extent that such Profit exceeds such interest amount, the excess shall be treated as if it were paid to the Company and paid to the Grand Member as a return of such Project Capital Contribution, or paid in cash to the Company if the entire Project Capital Contribution and all previously accrued Adjusted Land Return amounts have already been paid to the Grand Member.

                  b. As of the last day of such period, any such Loss for the period shall be applied to increase the 8% interest amount otherwise accrued during the period with respect to the unreturned amount of the Grand Member's Project Capital Contribution; and added to the amount of accrued and unpaid Adjusted Land Return due the Grand Member under Section 7.5.

                  c. Promptly following each such period, the Grand Member shall deliver to the Company an accounting for its Profit or Loss for such period, determined on a cash basis with respect to revenues and expenses directly resulting from ownership of the Shark Club Parcel, without taking into account any overhead costs, depreciation or amortization. The Company shall have the right to have its outside accountants (the "Company's Accountants") review the records of the Grand Member that are relevant to the determination of such Profit or Loss for each such period and, if such accountants object in writing to the calculation of such Profit or Loss, and such objection is not resolved by agreement within thirty (30) days, the Company's Accountants and the outside accountants serving the Grand Member shall together appoint an independent certified public accountant familiar with real estate investment matters, who shall be given access to such records and shall determine such Profit or Loss. Any such determination shall be final and binding on the Grand Member and the Company.

                                    ARTICLE 8
                         BOOKS, RECORDS, AND ACCOUNTING

         8.1.     Books and Records.

                  a. The Company shall maintain or cause to be maintained books of account that reflect Profits and Losses (as defined in Section 1.1 of Appendix 1) and other items of income and expenditure relating to the business of the Company. Such books of account shall be maintained on the method of accounting selected by the Company and on the basis of the Fiscal Year; provided, however, that allocations of the Company's Basis (as defined Section
1.1 of Appendix 1) in the Shark Club Parcel (without regard to any improvements thereof) as income tax deductions from gross income received from the Company's sale of interests therein shall be made in a manner that provides the most advantageous federal income treatment available under the Code and applicable Regulations for the share of such income allocable to the Grand Member under this Agreement. The Grand Member shall be provided with a written statement of the proposed method for such Basis allocations at least thirty (30) days before the due date for the Company's initial income tax return on which such deductions will be allowed, and the Grand Member's tax consultant shall be provided with a reasonable opportunity to discuss such proposed method with the Company's tax return preparer.

                  b. Each Member, upon not less than seventy-two (72) hours advance written notice to the Manager of the Company, at such Member's own expense, shall have the right to inspect, copy, and audit the Company's books and records at any time during normal Business Hours without notice to any other Member. The Grand Member acknowledges that the information contained in such books of account and any other records of the Company that it may from time to time request from the Company or which the Company may deliver to it may constitute business and commercial information not in the public domain or generally known in the timeshare industry including, but not limited to methods, techniques, systems, customer lists, business opportunities, business plans, tax returns, operating and financial statements and knowledge of and experience in the timeshare industry (collectively, "Confidential Information"). Except to the extent disclosure thereof is required by applicable law, regulation or court order, the Grand Member agrees that it shall not disclose any Confidential Information that it has requested or that the Company has delivered to it to a third party, or use such Confidential Information for its own benefit.

                  c. The Company shall keep at its registered office such records as are required by the Act.

         8.2. Tax Returns. The Company shall prepare and file, or cause to be prepared and filed, all income tax and other tax returns of the Company. The Company shall furnish to each Member a copy of all such returns together with all schedules thereto and such other information which each Member may request in connection with such Member's own tax affairs.

         8.3. Bank Accounts. The Company shall establish and maintain one or more separate accounts in the name of the Company in one or more federally insured banking institutions of its choosing, into which shall be deposited all funds of the Company and from which all Company expenditures and other disbursements shall be made. Funds may be withdrawn from such accounts on the signature of the Manager.

                                    ARTICLE 9
                                   MANAGEMENT

         9.1. General Management.

                  a. The business and affairs of the Company shall be managed by or under the direction of one or more Managers, who need not be Members of the Company. The initial Manager shall be Stephen J. Cloobeck (an individual designated by the Diamond Member), who shall remain as Manager until such Manager's death, physical or mental incapacity to serve, bankruptcy, resignation or removal by a unanimous vote of the Members holding Voting Units. In the event such individual ceases to be the Manager, a successor Manager or Managers shall be elected upon such event, and annually thereafter, by Members holding a majority of the Voting Units, provided, however, that the Manager or Managers shall always be a Diamond Manager.

                  b. The Manager shall direct, manage and control the business of the Company and, subject to the limitations and qualifications set forth in this Article 9, shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Manager shall deem to be reasonably required in light of the Company's business and objectives. Without limiting the generality of the foregoing, the Manager shall have power and authority to:

                           i. acquire property from any Person as the Manager
may determine; and, subject to Section 9.4 below, the fact that a Member is directly or indirectly an Affiliate of such Person shall not prohibit the Manager from dealing with that Person;

                           ii. establish policies for investment and invest
Company funds (by way of example but not limitation, in time deposits, short-term governmental obligations, commercial paper or other investments);

                           iii. make distributions of available Net Cash to
Members;

                           iv. develop and implement construction and operating
budgets for the Company; provided, however, that the Grand Member shall have the right to reasonably and timely approve each construction budget, and the annual operating budget.

                           v. develop and implement all aspects of construction
planning and design; provided, however, that the Grand Member shall have the right to reasonably and timely approve the final site plan and building design for each phase of the Time Share Project.

                           vi. employ accountants, legal counsel, managers,
managing agents or other experts or consultants to perform services for the Company with compensation from Company funds;

                           vii. enter into any transaction on behalf of the
Company involving the incurrence of any indebtedness or the hypothecation, encumbrance or granting of a security interest or lien upon any Company Property; provided, however, that the Grand Member shall have the right to reasonably and timely approve any such transaction, except the following. Notwithstanding any thing herein to the contrary, the Manager shall have the power and authority, without any requirement to obtain the consent or approval of any Member, to obtain (A) one or more a revolving, general purpose, lines of credit in amounts up to $3,000,000 in the aggregate; and (B) timeshare accounts receivable hypothecation loans in amounts up to $3,000,000 in the aggregate; and to grant collateral security interests in Company property to the extent necessary to obtain and secure such loans.

                           viii. purchase liability and other insurance to
protect the Company's Property and business;

                           ix. organize Entities to serve as the Company's
subsidiaries and to determine the form and structure thereof;

                           x. establish a board of directors; delegate
management decisions thereto; appoint directors thereto and remove directors therefrom;

                           xi. establish offices of President, Vice President,
Secretary and Treasurer; delegate to such offices daily management and operational responsibilities; appoint Persons to act as such officers and remove Persons therefrom; and

                           xii. establish reasonable payments or salaries to
Persons (other than Richard L. Cloobeck or Stephen J. Cloobeck) appointed as officers and directors, employees or agents.

                  c. Where this Agreement specifies an act of the Manager, it means an act taken by majority vote of the Managers when more than one Manager exists.

                  d. Unless authorized to do so by this Agreement or by the Manager, no Managing Person, Member, agent or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniary for any purpose. However, the Manager may act (or may cause the Company to act) by a duly authorized power of attorney.

         9.2. Compensation. A Manager shall not be compensated for services rendered as a Manager, except that any reasonable compensation that the Manager would otherwise earn for services to the Company shall be treated under Section
5.1 as part of the Project Capital Contribution by the Diamond Member in exchange for a portion of its Units. This provision is not intended to, and does not, limit the Manager's further ability to establish and pay reasonable salaries, fees and other compensation to its own officers, directors, employees and agents who render services to the Company; and to allocate a reasonable portion of such costs to the Company, to the extent such individuals (other than Richard L. Cloobeck or Stephen J. Cloobeck) actually provide services to the Company.

         9.3. No Liability for Certain Acts. A Managing Person of the Company shall perform such Managing Person's duties, in good faith, in a manner that such Managing Person reasonably believes to be in the best interests of the Company. A Managing Person does not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company. A Managing Person shall not be responsible to any Members because of a loss of their investment in the Company or a loss in the operations of the Company, unless the loss shall have been the result of the Managing Person not acting in good faith as provided in this Section. A Managing Person shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture. A Manager shall be entitled to any other protection afforded to a Manager under the Act. A Managing Person who so performs such Managing Person's duties shall not have any liability by reason of being or having been a Managing Person of the Company. In performing the duties of a Managing Person, a Managing Person shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by Persons and groups listed below unless such Managing Person has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

                  a. one or more employees or other agents of the Company whom the Managing Person believes in good faith to be reliable and competent in the matters presented;

                  b. legal counsel, public accountants or other Persons, as to matters that the Managing Person believes in good faith to be within such Persons' professional or expert competence; or

                  c. a committee, upon which such Managing Person does not serve, duly designated in accordance with the provisions of this Agreement, as to matters within its designated authority, which committee the Managing Person believes in good faith to merit confidence.

         9.4. Transactions with Affiliates. Except for those agreements or transactions described on EXHIBIT B attached hereto, the Company shall not enter into any agreement or transaction with any Member or an Affiliate of any Member without the prior written consent of all Members, not to be unreasonably withheld; provided, however, that in the event such agreement or transaction is on terms commercially reasonable to the Company and comparable to, or better than, such terms as could be obtained from unaffiliated third parties in arm's length transactions, such prior written consent shall not be required; provided further that the Company shall in any event use its commercially reasonable efforts to obtain the prior written consent of all Members (time constraints permitting) with respect to any such agreement or transaction which is for one year or more. In the event the Company requests the consent of a Member pursuant to this Section 9.4, such consent shall be deemed given if an objection to such transaction or agreement is not delivered in writing to the Company within five
(5) Business Days after receipt of the Company's request for consent. The Company shall deliver to the Members, after the end of each calendar year, a list and brief description of any transactions or agreements with such Affiliates during such year.

         Notwithstanding the above paragraph, in the event a personal or corporate guarantee is required of a Member or an Affiliate of a Member in order to effectuate a loan to the Company pursuant to Section 4.2 , the Company shall provide written notice to all Members describing the nature of the loan and the requested guarantee. Any or all Members or Affiliates of a Member shall be permitted, but in no event required, to provide such guarantee and to receive a reasonable fee from the Company for providing such guarantee.

         Notwithstanding any other provision of this Section 9.4, the Company shall not borrow any money or pledge any Company Property as security, except as permitted under Section 9.1.

         9.5. Managing Persons Have No Exclusive Duty to Company. A Managing Person shall not be required to manage the Company as such Managing Person's sole and exclusive activity, and each Managing Person may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of any Managing Person.

         9.6. Indemnity of Managing Persons.

              a. The Company agrees to indemnify, pay, protect and hold harmless Managing Persons from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever

(including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against the Managing Persons or the Company and all costs of investigation in connection therewith) which may be imposed on, incurred by, or asserted against the Managing Persons or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Company or on the part of a Managing Person, acting in a manner believed in good faith to be in the best interests of the Company, in connection with the formation, operation and/or management of the Company, the Company's purchase and operation of Property, and/or as a result of the Managing Person agreeing to act as a Managing Person of the Company. If any action, suit or proceeding shall be pending or threatened against the Company or a Manager relating to or arising out of, or alleged to relate to or arise out of, any such action or nonaction, a Manager shall have the right to employ, at the expense of the Company, separate counsel of such Manager's choice in such action, suit or proceeding and the Company shall advance the reasonable out-of-pocket expenses in connection therewith. The satisfaction of the obligations of the Company under this Section shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof. The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights of indemnification as provided in Sections 86.411 through 86.451 of the Act, as such may be amended from time to time.

                  b. This Section shall not limit the Company's power to pay or reimburse expenses incurred by a Managing Person in connection with such Managing Person's appearance as a witness in a proceeding at a time when the Managing Person has not been made a named defendant or respondent in the proceeding.

                  c. The Company may indemnify and advance expenses to an employee or agent of the Company who is not a Managing Person to the same or to a greater extent as the Company may indemnify and advance expenses to a Managing Person.

                  d. The Company shall use its reasonable efforts to purchase and maintain insurance on behalf of any Person who is or was a Managing Person, Member, employee, fiduciary or agent of the Company or who, while a Managing Person, Member, employee, fiduciary, or agent of the Company, is or was serving at the request of the Company as a manager, member, director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic limited liability company or any corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against or incurred by such Person in any such capacity or arising out of such Person's status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section. Any such insurance may be procured from any insurance company designated by the Managers of the Company, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere.

                                   ARTICLE 10
                        RIGHTS AND OBLIGATIONS OF MEMBERS

         10.1.    Limitation of Liability.

                  a. Each Member's liability shall be limited as set forth herein, in the Act and in other applicable law. A Member will not personally be liable for any debts or losses of the Company, except as expressly provided in the Act. Without limiting the foregoing, no Member shall be required to guaranty any obligation of the Company unless otherwise specifically provided herein.

                  b. When a Member has received the return in whole or in part of such Member's Capital Contribution, the Member is nevertheless liable to the Company for any sum, not in excess of the return of its Capital Contribution with interest at the rate provided for judgments under the laws of the State of Nevada, necessary to discharge the Company's liability to all creditors of the Company who extended credit or whose claims arose before the return of such Member's Capital Contribution.

                  c. When a Member has received a distribution wrongfully conveyed by the Company, the Member shall hold such distribution as trustee for the Company.

         10.2. Member Indemnity. The Company agrees to indemnify, pay, protect and hold harmless any Member (on demand and to the satisfaction of the Member) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever in any way relating to any agreement, liability, commitment, expense or obligation of the Company which may be imposed on, incurred by, or asserted against the Member solely as a result of such Member being a Member (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against the Member and all costs of investigation in connection therewith). The satisfaction of the obligations of the Company under this Section shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof. The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights that may be provided in the Act.

         10.3. List of Members. Upon written request of any Member, the Company shall provide a list showing the names, addresses and Units (identified as Voting or Non-voting Units) of the Members in the Company.

         10.4. Voting. Members shall be entitled to one vote for each Voting Unit they hold, on all matters reserved for their approval or consent.

         10.5. Additional Members. Except with respect to Units issued in compliance with Section 5.3 or employees holding Units pursuant to an Employee Option Plan or as provided in Article 11, no Person shall be admitted to the Company as an additional Member without the unanimous consent of the Members owning collectively one hundred percent (100%) of the Voting Units.

         10.6. Meetings. Unless otherwise prescribed by the Act, meetings of the Members may be called, for any purpose or purposes, by the Manager or by Members holding a majority of the Voting Units.

         10.7. Place of Meetings. Whoever calls a meeting of the Members may designate any place within or outside the State of Nevada, as the place of meeting.

         10.8. Notice of Meetings. Except as otherwise provided in this Agreement, written notice stating the date, time, and place of any meeting of the Members, and the purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than fifty (50) days before the date of the meeting, either personally or by mail, facsimile, or overnight or next-day delivery services by or at the direction of the Manager, or the Member or Members calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two (2) days after deposited in the United States mail, postage prepaid, addressed to the Member at its address as it appears on the books of the Company. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the respective Member which has been supplied by such Member to the Manager and identified as such Member's facsimile number. If transmitted by overnight or next-day delivery, such notice shall be deemed to be delivered on the next business day after deposit with the delivery service addressed to the Member at his or her address as it appears on the books of the Company. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days. At the adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

         10.9. Meeting of All Members. If all of the Members shall meet at any time and place, including by conference telephone call, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice.

         10.10. Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the date on which notice of the meeting is mailed or otherwise sent shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless notice of the adjourned meeting is required to be given pursuant to Section 10.8
..

         10.11. Quorum. Members holding at least sixty percent (60%) of the Voting Units, represented in person or by proxy, shall constitute a quorum at any meeting of Members. Business may be conducted once a quorum is present.

         10.12. Voting Rights of Members. Each Member shall be entitled to vote based on any Voting Units held by the Member. If all or a portion of a Membership Interest which includes Voting Units is transferred to an assignee who does not become a Member, the Member from whom the Membership Interest is transferred shall no longer be entitled to vote the Voting Units transferred, nor shall the Voting Units transferred be considered outstanding for any purpose pertaining to meetings or voting. No withdrawn Member shall be entitled to vote, nor shall such Member's Units be considered outstanding for any purpose pertaining to meetings or voting.

         10.13. Manner of Acting. Unless otherwise provided in the Act, the Articles of Organization or this Agreement, the affirmative vote of Members holding at least a majority of the Voting Units shall be the act of the Members.

         10.14. Proxies. At all meetings of Members, a Member holding Voting Units may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of its exercise. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

         10.15. Action by Members without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, circulated to all the Members with an explanation of the background and reasons for the proposed action, signed by that percentage or number of the Members holding Voting Units required to take or approve the action. Any such written consents shall be delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company records. Action taken by written consent under this Section shall be effective on the date that Members holding the required percentage or number of the Voting Units have signed and delivered the consent to the Manager, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the written consent is circulated to the Members.

         10.16. Telephonic Communication. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other; and participation in such meeting shall constitute attendance and presence in person, except where the Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened.

         10.17. Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

                                   ARTICLE 11
                        TRANSFERS OF MEMBERSHIP INTERESTS

         11.1. Right to Pledge. Every Membership Interest may be pledged to secure any borrowing of a Member or its Affiliate, provided, however, that any Person acquiring such Membership Interest pursuant to such pledge shall not have the right to be admitted as a Member, but shall be entitled only to receive such allocations and distributions as are otherwise payable with respect to such Member's Membership Interest under this Agreement, unless such pledge is for the purpose of securing borrowings for the Company in which case there shall be no restrictions except as provided in Section 9.1.

         11.2. Transfers Among Members and Affiliates. A Member may freely transfer or assign all or any portion of its Membership Interest to (a) other Members or their Affiliates (other than Metroplex, LLC, a Nevada limited liability company that has an interest in each of the Buyers referred to in the Introduction to this Agreement, or any Affiliate of Metroplex, LLC), or (b) for estate planning purposes to family members of any such Persons who are individuals. Grand hereby represents that Metroplex, LLC is not currently an Affiliate of Grand.

         11.3. Other Transfers. Except with the written consent of Members holding at least sixty percent (60%) of all Units, which consent shall not be unreasonably withheld, or except as otherwise permitted hereunder, no Member shall transfer or assign all or any portion of its Membership Interest, unless such transfer is to successor entities that have acquired a substantial portion of the assets of the transferring Member. In no event shall any transfers be made to persons or entities currently blacklisted by the Nevada Gaming Control Board, or that would be likely to adversely affect any Gaming Licenses (as defined in Section 11.4) of current Company members or any of their Affiliates.

         11.4. Gaming Licenses and Effect of Adverse Finding. Each Member acknowledges that Grand is a wholly owned indirect subsidiary of Lakes Gaming, Inc. ("Lakes"); that the primary business of Lakes and its subsidiaries and other Affiliates is the operation and management of gaming facilities; and that Lakes and its subsidiaries and other Affiliates must obtain and maintain in effect various approvals, findings of suitability, licenses, permits and registrations (collectively "Gaming Licenses") from various gaming authorities. The provisions of this Section 11.4, as they apply to each current Member other than Lakes or any of its subsidiaries and other Affiliates (a "Non-Lakes Member"), shall also apply in the same manner to any assignee of a Member, or any additional or substituted Member that is or becomes a Non-Lakes Member.

         If (a) any Non-Lakes Member or any of its Affiliates, or any other Person who directly or indirectly owns or has any interest in a Non-Lakes Member or is otherwise affiliated with a Non-Lakes Member, is found unsuitable or unqualified by any gaming authority to be associated with Lakes or any subsidiary or other Affiliate of Lakes; or (b) the Board of Directors of Lakes determines in good faith that the continued association of Lakes with the Non-Lakes Member may result in (i) the disapproval, modification or non-renewal of any contract or agreement under which Lakes or any subsidiary or other Affiliate of Lakes has sole or shared authority to manage any gaming facility; or (ii) the loss or non-reinstatement of any Gaming License, then Lakes shall give the Non-Lakes

Member written notice of such finding or determination. Such notice shall describe the situation or relationship that is the basis for such finding or determination.

         Such Non-Lakes Member shall, promptly after its receipt of the written notice from Lakes specifying such finding or determination, take all actions required to terminate or discontinue or otherwise cure, to the satisfaction of the Board of Directors of Lakes and any gaming authority having jurisdiction over Lakes or any subsidiary or other Affiliate of Lakes, the situation or relationship described in the notice given by Lakes. If, within thirty (30) days after such Non-Lakes Member's receipt of the notice given by Lakes (or such shorter period of time as may be required or requested by any gaming authority), such Non-Lakes Member fails or is unable to take such actions to the satisfaction of the Board of Directors of Lakes and any gaming authority having jurisdiction, such Non-Lakes Member may at any time within such period give Lakes and the Company written notice of such failure or inability or, if such Non-Lakes Member has not already given such notice, Lakes may before the end of such period give a notice of such failure or inability to such Non-Lakes Member and the Company. In the event any notice of such failure or inability is given, the Grand Member shall then have the right and option (whether or not such notice is timely given) to purchase such Non-Lakes Member's entire Membership Interest in the Company pursuant to Section 11.6 or, if applicable under that Section, the Grand Member will sell the entire Membership Interest of the Grand Member pursuant thereto; provided, however, that such Non-Lakes Member shall also have the option to sell its entire Membership Interest in the Company to any third party, and the Grand Member shall have the right to participate as a buyer in any such attempt to sell such Membership Interest.

         Notwithstanding any other provision of this Agreement, Lakes shall be a third party beneficiary of Section 11.3, this Section 11.4 and Section 11.6.

         11.5 Substitute Member. With respect to all or any portion of a Membership Interest that is transferred or assigned to a Substitute Member as permitted in this Article 11, the Substitute Member has the rights and powers and is subject to the restrictions and liabilities that are associated with such Membership Interest which accrued prior to the date of substitution, except that the substitution of the assignee does not release the assignor from existing liability to the Company. In any event, no transfer or assignment of all or any portion of a Membership Interest in the Company (including the transfer or assignment of any right to receive or share in profits, losses, or distributions) shall be effective unless and until written notice (including the name and address of the proposed transferee or assignee, the interest to be transferred or assigned, and the date of such transfer or assignment) has been provided to the Company and the non-transferring or non-assigning Member(s). Every Person before becoming a Substitute Member must assume this Agreement, as amended from time to time, in writing.

         11.6. Buy/Sell Options.

                  a. Buy/Sell Offer and Buy/Sell Event. At any time at least one building of the Time Share Project has received a certificate of occupancy, or sooner if permitted by Section 11.4, and before any Notice of Dissolution Event has been given under Section 12.1, any Member (an "Initiating Member") may send a written notice (a "Buy/Sell Offer") to each other Member stating the Initiating Member's offer to sell all (but not less than all) of its Units to the other Members (or any of them), or to buy all (but not less than all) of the Units of the other Members (a "Buy/Sell Event"), at a price (which shall be the sum of a stated dollar amount and the Capital Account balance of the Member whose Units are actually sold pursuant to the Buy/Sell Offer) set forth in the notice, and on the payment terms set forth in the notice. With respect to that portion of any such price consisting of the balance of the Grand Member's Project Capital Contribution that has not been recovered under Section 7.5 (or if less, the Grand Member's Capital Account balance), the payment terms and related terms shall be identical to the terms for distribution of such unrecovered balance under Section 7.5. Each recipient of the notice shall have the right to elect, pursuant to a written response sent to the Initiating Member no later than ninety (90) days from the receipt of the Buy/Sell Offer, either to
(i) buy the Units offered by the Initiating Member (pro rata in accordance with their respective Units, if more than one Member elects to do so), or (ii) sell the recipient's Units to the Initiating Member, for the applicable sale price and on the applicable terms set forth in the Buy/Sell Offer. The final closing of any Buy/Sell Event shall occur no later than one hundred eighty (180) days months from the date the Buy/Sell Offer is deemed to have been given under
Section 13.1; provided, however, that an Expedited Closing may be elected under the following paragraph (b).

                  b. Expedited Closing. The Members acknowledge that it is likely that, if the Grand Member initiates a Buy/Sell Event pursuant to Section 11.4, it will do so to protect the ability of Lakes (as defined in Section 11.4), or a subsidiary or other Affiliate of Lakes, to obtain or maintain a Gaming License (as defined in Section 11.4) or a contract or agreement to manage a gaming facility. Accordingly, the Grand Member may need to purchase the Units of each other Member or sell the Grand Member's Units, and close such transaction (an "Expedited Closing") before the end of the 6-month period during which any other Member could reasonably be expected to arrange financing to purchase the Grand Member's Units in accordance with the Buy/Sell Offer. Therefore, if the Grand Member initiates a Buy/Sell Event under Section 11.4, it shall have the right and option to require each other Member to assign all of its Units to the Grand Member pursuant to the Buy/Sell Offer, at any time after the event giving rise to the Buy/Sell Offer under Section 11.4, and before any other Member can arrange financing to purchase the Units of the Grand Member, by giving each other Member written notice of the Grand Member's exercise of such option and its election to require an Expedited Closing. If the Grand Member elects an Expedited Closing, then (i) the Grand Member and each other Member shall complete the conveyance of each other Member's Units at a closing within five (5) business days after the Grand Member is deemed to have given notice of its Expedited Closing election; (ii) the Grand Member shall pay to the other Members at the Expedited Closing an amount of cash equal to the balance in each other Member's Capital Account as of the date the Buy/Sell Offer is given, which amount shall be deducted from the final price set forth in the Buy/Sell Offer when paid by the Grand Member pursuant to the preceding paragraph (a); (iii) the Grand Member shall pay the balance (if any) of such final price (less the advance payment made under the preceding clause) to each other Member pursuant to the provisions of the preceding paragraph (a); and (iv) if the amount of any such advance payment exceeds the final price due to any decrease in any other Member's Capital Account balance before the date of the final closing, each such other Member shall repay the excess amount to the Grand Member on such final closing date.

                  c. Continuing Options after Expedited Closing. In the event that the Grand Member has purchased the Units of each other Member at an Expedited Closing, each Member whose Units were purchased by the Grand Member shall continue to have the right and option to repurchase the Units purchased by the Grand Member (for the same price payable by the Grand Member) and to purchase all of the other Units of the Grand Member at the price set forth in the Buy/Sell Offer, which option may be exercised within the time allowed for exercise of such option under paragraph
(a) of this Section 11.6. If any such other Members exercises their option to purchase the Units held by Grand after an Expedited Closing, such other Members shall close such repurchase and their purchase of the Grand Member's other Units within the 6-month period required by paragraph (a) of this Section 11.6.

         11.7. Further Assurances. It is the intent of the Members that, in the event of any closing of a purchase of Units under Section 11.6, each selling Member shall fully convey, transfer and assign all of its Units and any rights associated therewith. Each selling Member agrees that, at any such closing and any time thereafter, upon request of the purchasing Member or the Company, the selling Member shall execute, acknowledge and deliver to the purchasing Member and/or the Company such assignments, conveyances, transfers and other instruments and documents, and perform such other acts, as may be reasonably necessary to fully effect the transfer of the Units sold by such Member.

                                   ARTICLE 12
                           DISSOLUTION AND TERMINATION

         12.1.    Dissolution.

                  a. The Company shall be dissolved upon the occurrence of any of the following events (a "Dissolution Event"):

                           i. if the Company voluntarily enters bankruptcy under
chapter VII of the federal bankruptcy law, or any other insolvency proceeding that contemplates its final liquidation, or does so involuntarily and such proceeding is not vacated or dismissed within one hundred twenty (120) days after commencement thereof;

                           ii. by the vote or written consent of Members owning
at least sixty percent (60%) of the Voting Units; provided, however, that, unless such consent or vote occur, the death, dissolution, withdrawal or termination of any Member for any reason shall not constitute a Dissolution Event;

                           iii. if any Member gives a written notice to each
other Member (a "Notice of Dissolution Event") stating correctly that the Company has failed to secure financing for the First Phase of the Time Share Project within the first five (5) years after the Effective Date (for purposes of this Section 12.1, any such "First Phase" must include a substantial transient timeshare/hotel building); or

                           iv. if any Member gives each other Member a Notice of
Dissolution Event stating correctly that the Company has failed to commence construction of any such First Phase of the Time Share Project within the first six (6) years after the Effective Date or, if construction was timely commenced, it has been either suspended for a period of time (not less than 180 days) for any reason other than a Force Majeure (as defined below in paragraph (c) of this Section 12.1), or permanently terminated for any reason, in either case without substantial completion of the First Phase, as of the end of such 6-year period.

                  b. As soon as possible following the occurrence of any Dissolution Event the appropriate representative of the Company shall make all filings and do all acts necessary to dissolve the Company.

                  c. For purposes of this Section 12.1, "Force Majeure" means any of the following causes, to the extent material to the Company's construction operations and beyond the reasonable control of the Company: fire, explosion, flood, act of God, civil disorder or disturbance, labor strike, vandalism, war, sabotage, energy shortage, failure of third parties to perform significant obligations, governmental rules or regulations (other than existing zoning ordinances and conditions for use permits), other unforeseen governmental action or any like cause.

         12.2. Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be distributed in the following order:

                  a. First, to pay those liabilities to creditors, in the order of priority as provided by law (except those to Members on account of their Capital Contributions); and

                  b. The balance, if any, to the Members in accordance with
Section 7.2; provided, however, that no distribution shall be made pursuant to
Section 12.2(a) that creates or increases any Member's Adjusted Capital Account Deficit beyond its obligation (deemed or actual) to restore such deficit, determined as follows: (i) any distribution to a Member under to Section 12.2(a) shall first be determined tentatively without regard to the Member's Capital Account; and (ii) the allocation provisions of Article 6 shall then be applied tentatively as if such tentative distribution had been made. If the Member would thereby have an Adjusted Capital Account Deficit that exceeds its deemed and actual obligation to restore such deficit, the actual distribution to the Member under Section 12.2(a) shall be equal to the tentative distribution to the Member, less the amount of such excess.

                  c. Notwithstanding Section 12.2(a), in the event of a dissolution based on a Notice of Dissolution Event pursuant to Section 12.1(a)(iii) or Section 12.1(a)(iv), any land contributed to the Company by Grand or any other Grand Member shall be distributed back to the Grand Member as if the Company's formation had been rescinded, to the extent permitted by law. If the Initial Working Capital Contribution and any subsequent cash Capital Contributions have not been sufficient to pay all liabilities to creditors and pay other Company costs incurred, including without limitation hard and soft costs incurred by the Diamond Member (other than compensation to Richard L. Cloobeck or Stephen J. Cloobeck) on behalf of the Company prior to distributing such land to the Grand Member, then the Grand Member shall reimburse the Company for such unpaid liabilities and costs prior to such distribution of the land.

         12.3. Winding Up. Except as provided by law, upon dissolution each Member shall look solely to the assets of the Company for the return of its Capital Contributions. If the Property of the

Company remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Manager, who is hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Manager deems necessary or appropriate to sell. In the discretion of the Manager, a pro rata portion of the amounts that otherwise would be distributed to the Members under this Article 12 may be withheld to provide a reasonable reserve for unknown or contingent liabilities of the Company.

         12.4. Notice of Dissolution. Within ninety (90) days of the happening of a Dissolution Event, the Manager shall give written notice thereof to each of the Members, to the banks and other financial institutions with which the Company normally does business, and to all other parties with whom the Company regularly conducts business, and shall publish a notice of dissolution in a newspaper of general circulation in each place in which the Company generally conducts business.

                                   ARTICLE 13
                            MISCELLANEOUS PROVISIONS

         13.1. Notices. Any notice or communication required or permitted to be given by any provision of this Agreement, including, but not limited to, any consents, shall be in writing and shall be deemed to have been given and received by the Person to whom directed (a) when delivered personally to such Person or to an officer or partner of the Member to which directed, (b) when transmitted by facsimile transmission, with evidence of a confirmed transmission, to the facsimile number of such Person who has notified the Company and every other Member of its facsimile number and received during Business Hours on a Business Day at the destination of such facsimile transmission, (c) the following Business Day after being otherwise transmitted after Business Hours by facsimile, with evidence of a confirmed transmission, to the facsimile number of such Person who has notified the Company and every other Member of its facsimile number, or (d) three (3) Business Days after being posted in the United States mails if sent by registered, express or certified mail, return receipt requested, postage and charges prepaid, or one (1) Business Day after deposited with overnight courier, return receipt requested, delivery charges prepaid, in either case addressed to the Person to which directed at the address, if any, shown on the page containing their signatures, or such other address of which such Person has notified the Company and every other Member. If no address appears on the page containing a Member's signature and if the Company and the Members have not been notified of any other address at which such Person shall receive notifications, then a notice delivered to the Manager, who shall reasonably attempt to forward the notice to such Person, shall constitute sufficient notice to such Person.

         13.2. Application of Nevada Law. This Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the Act. Clark County, Nevada shall be the exclusive venue for any action brought by any party in any way related to this Agreement.

         13.3. Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the Property of the Company.

         13.4. Amendments. A proposed amendment to this Agreement shall become effective at such time as it has been approved by Members owning at least sixty per cent (60%) of the Voting Units; provided, however, that without the prior written consent of the Member affected, no amendment may be made to the provisions herein with respect to a Member's limited liability, distributions, Profit and Loss allocation, preemptive rights, contribution obligations, the provisions of Articles 11 and 12, or any other amendments that would materially and adversely affect the rights of a Member holding Non-Voting Units.

         13.5. Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and the masculine gender shall include the feminine and neuter genders and vice versa. References in this Agreement to a Section or Article shall mean a Section or Article of this Agreement, except as the context indicates otherwise.

         13.6. Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

         13.7. Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation, except in the event of a written waiver to the contrary that specifically states that this Section 13.7 shall be inapplicable.

         13.8. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies subject to the provisions of Section 13.3. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise, subject to the provisions of Section 13.3.

         13.9. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the applications thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

         13.10. Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

         13.11. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

         13.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         13.13. Further Assurances. The Members and the Company agree that they and each of them will take whatever action or actions as are deemed by counsel to the Company to be reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement and, to that end, the Members and the Company agree that they will execute, acknowledge, seal and deliver any further instruments or documents which may be necessary to give force and effect to this Agreement or any of the provisions hereof, or to carry out the intent of this Agreement or any of the provisions hereof.

         13.14. Entire Agreement. This Agreement, including every Appendix attached hereto, sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties, and representations among the parties hereto solely with respect to the Company; and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among them other than as set forth herein solely regarding the Company. Notwithstanding anything herein to the contrary, it is hereby confirmed and agreed that this Agreement together with the acts contemplated hereby shall not supersede or amend, or void in any way the Original License Agreement or the Grant of Reciprocal Easements, or any agreements executed in connection therewith or related thereto, all of which shall remain in full force and effect and continue to bind the Parcels (as defined in the Original License Agreement) and relevant parties, except to the extent the Original License Agreement and the Grant of Reciprocal Easements are expressly amended by that certain Amended and Restated Grant of Reciprocal Easements and Declaration of Covenants, Conditions and Restrictions, executed by the parties to the Original License Agreement and the Grant of Reciprocal Easements, and dated as of the Effective Date.

         13.15. Time of Essence. Time is of the essence of this Agreement and all of the terms, provisions, covenants and conditions hereof.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Members have executed this Agreement to be effective as of the Effective Date.

                                        Diamond Resorts, LLC
                                        Notice Address:
                                        3745 Las Vegas Blvd. South
                                        Las Vegas, NV 89109

                                        By:    /s/ Stephen J. Cloobeck
                                             -------------------------------
                                        Its:   Managing Member
                                              ------------------------------

                                                           MEMBER

                                        Grand Casinos Nevada I, Inc.

                                        Notice Address:
                                        130 Cheshire Lane
                                        Minnetonka, MN  55305

                                        By:    /s/ Lyle Berman
                                             -------------------------------
                                        Its:   CEO
                                              ------------------------------

                                                           MEMBER

                                   APPENDIX 1

                            TAX ACCOUNTING PROCEDURES

         1.0. References to Sections of the Code or Regulations. References within this Appendix to sections of the Code or Regulations shall be applied by substituting for the Regulations' terms of "partnership" and "partner" the terms "limited liability company" (or "Company") and "Member," respectively.

         1.1. Tax Definitions. The following terms used in this Agreement and Appendix shall have the following meanings:

                  a. "Adjusted Capital Account Deficit" with respect to any Member means the deficit balance, if any, in such Member's Capital Account as of the end of any Fiscal Year after giving effect to the following adjustments: (i) credit to such Capital Account the sum of (A) any amount which such Member is obligated to restore to such Capital Account pursuant to any provision of this Agreement, plus (B) an amount equal to such Member's share of Company Minimum Gain (as defined in Section 1.2(a)) and determined under Regulations Section 1.704-2(g), and such Member's share of Member Nonrecourse Debt Minimum Gain (as defined in Section 1.2(b)) and as determined under Regulations Section 1.704-2(i)(5), plus (c) any amounts which such Member is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c); and (ii) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

                  b. "Asset Value" with respect to any Company asset means:

                           i. The fair market value when contributed of any
asset contributed to the Company by any Member;

                           ii. The fair market value of any Company asset when
such asset is distributed to any Member;

                           iii. The fair market value of all Property at the
time of the happening of any of the following events: (A) the admission of a Member to, or the increase of a Membership Interest of an existing Member in, the Company in exchange for a Capital Contribution; (B) the distribution of any asset distributed by the Company to any Member as consideration for a Membership Interest in the Company; or (c) the liquidation of the Company under Regulations
Section 1.704-1(b)(2)(ii)(g); or

                           iv. The Basis of the asset in all other
circumstances.

For purposes of this definition, the Manager shall determine fair market value, except as provided otherwise in Section 7.5 with respect to the agreed valuation of the Grand Member's Project Capital Contribution.



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
                  c. "Basis" with respect to an asset means the adjusted basis from time to time of such asset for federal income tax purposes.

                  d. "Capital Account" means an account maintained for each Member in accordance with Regulations Sections 1.704-1(b) and 1.704-2 and to which the following provisions apply to the extent not inconsistent with such
Regulations:

                           i. There shall be credited to each Member's Capital
Account: (1) such Member's Capital Contributions (excluding the value of any services); (2) such Member's distributive share of Profits; (3) any items of income or gain specially allocated to such Member under this Agreement; and (4) the amount of any Company liabilities (determined as provided in Code Section 752 (c) and the Regulations thereunder) assumed by such Member or to which Property distributed to such Member is subject;

                           ii. There shall be debited to each Member's Capital
Account (1) the amount of money and the Asset Value of any Property distributed to such Member pursuant to this Agreement; (2) such Member's distributive share of Losses; (3) any items of expense or loss which are specially allocated to such Member under this Agreement, and (4) the amount of liabilities (determined as provided in Code Section 752 (c) and the Regulations thereunder) of such Member assumed by the Company (within the meaning of Code Section 704) or to which Property contributed to the Company by such Member is subject; and

                           iii. The Capital Account of any transferee Member
shall include the appropriate portion of the Capital Account of the Member from whom the transferee Membership Interest was obtained.

                  e. "Depreciation" for any Fiscal Year or other period means the cost recovery deduction with respect to an asset for such year or other period as determined for federal income tax purposes, provided, however, that if the Asset Value of such asset differs from its Basis at the beginning of such year or other period, depreciation shall be determined as provided in Regulations Section 1.704-1(b)(2)(iv)(g)(3).

                  f. "Profits" and "Losses" for any Fiscal Year or other period means an amount equal to the Company's taxable income or loss for such year or period determined in accordance with Code Section 703(a) and the Regulations thereunder with the following adjustments:

                           i. All items of income, gain, loss and deduction of
the Company required to be stated separately shall be included in taxable income or loss;

                           ii. Income of the Company exempt from federal income
tax shall be treated as taxable income;

                           iii. Expenditures of the Company described in Code
Section 705(a)(2)(B) or treated as such expenditures under Regulations Section 1.704-1(b)(2)(iv)(1) shall be subtracted from taxable income;

                           iv. In the event the Asset Value of any Company asset
is adjusted pursuant to Sections 1.1(b)(ii) or (iii) of this Appendix, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for the purposes of computing Profits or Losses;

                           v. Gain or loss resulting from the disposition of
Property from which gain or loss is recognized for federal income tax purposes shall be determined with reference to the Asset Value of such Property;

                           vi. Depreciation shall be determined based upon Asset
Value as determined under Regulations Section 1.704-1(b)(2)(iv)(g)(3) instead of as determined for federal income tax purposes;

                           vii. To the extent an adjustment to the adjusted tax
basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and

                           viii. any items that are specially allocated under
the Agreement or this Appendix shall not be taken into account.

         1.2.     Special Allocations of Profits and Losses.

                  a. Minimum Gain Chargeback. Notwithstanding any other provision of this Appendix, if there is a net decrease in Company Minimum Gain (as defined in Regulations Section 1.704-2(d)) during any Fiscal Year, then each Member shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulations Section 1.704-2(f) as is necessary to meet the requirements for a minimum gain chargeback as provided in that Regulation.

                  b. Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Appendix, if there is a net decrease in Member Nonrecourse Debt Minimum Gain (as defined in accordance with Regulations Section 1.704-2(i)(3)) attributable to a Member Nonrecourse Debt (as defined in Regulations Section 1.704-2(b)(4)) during any Fiscal Year, any Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i)(5) shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulations Section 1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Member Nonrecourse Debt Minimum Gain as is provided in that Regulation.



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
                  c. Qualified Income Offset. If a Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Sections 6.1, 6.2, and 6.3 of the Agreement and this Section 1.2 have been made without giving effect to this Subsection
(c).

                  d. Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to Regulations 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in Sections 6.1, 6.2 and 6.3 of the Agreement and this Section 1.2 have been made without giving effect to Subsection 1.2(c) and this Subsection 1.2(d).

                  e. Nonrecourse Deductions. Nonrecourse Deductions (as defined and determined in Regulations Sections 1.704-2(b) and 1.704-2(c)) for any Fiscal Year shall be allocated among the Members in proportion to their Units.

                  f. Member Nonrecourse Deductions. Any Member Nonrecourse Deductions (as defined under Regulations Section 1.704-2(i)(2)) shall be allocated pursuant to Regulations Section 1.704-2(i)(1) to the Member who bears the economic risk of loss with respect to the "Member Nonrecourse Debt" to which it is attributable.

                  g. Code Section 754 Adjustment. To the extent that an adjustment to the Basis of any asset pursuant to Code Section 734(b) or Code
Section 743(b) is required to be taken into account in determining Capital Accounts as provided in Regulations Section 1.704-1(b)(2)(iv)(m), the adjustment shall be treated (if an increase) as an item of gain or (if a decrease) as an item of loss, and such gain or loss shall be allocated to the Members consistent with the allocation of the adjustment pursuant to such Regulation.

                  h. Purpose and Application. The purpose and the intent of the special allocations provided for in Section 6.3 of the Agreement and Sections 1.2(a) through (g) of this Appendix are to comply with the provisions of Regulations Sections 1.704-1(b) and 1.704-2, and such special allocations are to be made so as to accomplish that result. However, to the extent possible, the Manager, in allocating items of income, gain, loss, or deduction among the Members, shall take into account the special allocations in such a manner that the net amount of allocations to each Member shall be the same as such Member's distributive share of Profits and Losses would have been had the events requiring the special allocations not taken place. The Manager shall apply the provisions of this Section in whatever order the Manager reasonably believes will minimize the effect of the special allocations.

         1.3. General Provisions.

                  a. Except as otherwise provided in this Agreement, the Members' distributive shares of all items of Company income, gain, loss, and deduction are the same as their distributive shares of Profits and Losses.

                  b. The Manager shall allocate Profits, Losses and other items properly allocable to any period using any method permitted by Code Section 706 and the Regulations thereunder.

                  c. To the extent permitted by Regulations Section 1.704-2(h) and Section 1.704-2(i)(6), the Manager shall endeavor to avoid treating distributions as being from the proceeds of a Nonrecourse Liability (as defined in Regulations Section 1.752-1(a)(2)) or a Member Nonrecourse Debt.

                  d. If there is an increase or decrease in one or more Member's Units in the Company during a Fiscal Year, each Member's distributive share of Profits or Losses or any item thereof for such Fiscal Year shall be determined by any method prescribed by Code Section 706(d) or the Regulations thereunder that takes into account the varying Members' Membership Interests in the Company during such Fiscal Year.

                  e. The Members agree to report their shares of income and loss for federal income tax purposes in accordance with the provisions of this Appendix.

         1.4. Code Section 704(c) Allocations. Solely for federal income tax purposes and not with respect to determining any Member's Capital Account, distributive shares of Profits, Losses, other items, or distributions, a Member's distributive share of income, gain, loss, or deduction with respect to any Property (other than money) contributed to the Company, or with respect to any Property the Asset Value of which was determined as provided in this Agreement upon the acquisition of Membership Interest in the Company by a new Member or existing Member in exchange for a Capital Contribution, shall be determined in accordance with Code Section 704 (c) and the Regulations thereunder or with the principles of such provisions.

         In the event the Asset Value of any Company asset is adjusted pursuant to Section 1.1(b)(iii), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

         1.5. Curative Reallocations Regarding Payments to Members. To the extent that compensation paid to any Member by the Company ultimately is not determined to be a guaranteed payment under Code Section 707(c) or a payment other than in his capacity as a Member pursuant to Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of such compensation, and the Member's Capital Account shall be adjusted to reflect the payment of such compensation. If the Company's gross income for a Fiscal Year is less than the amount of such compensation paid in such year, the Member shall be specially allocated gross income of the Company in the succeeding year or years until the total amount so allocated equals the total amount of such compensation.

         1.6. Special Basis Adjustment. At the request of either the transferor or transferee in connection with a transfer of a Membership Interest in the Company, the Manager will, at the request of any Member, cause the Company to make the election provided for in Code Section 754 and maintain a record of the adjustments to Basis of Property resulting from that election. Any such transferee shall pay all costs incurred by the Company in connection with such election and the maintenance of such records.

         1.7. Tax Matters Member.

                  a. The Diamond Member is hereby designated the Tax Matters Member (as defined in Section 6231(a)(7) of the Code) on behalf of the Company and shall take steps so that each "eligible member" is a "notice partner" as defined in Code Section 6231.

                  b. Without the unanimous consent of the Members owning one hundred percent (100%) of the Voting Units, the Tax Matters Member shall have no right to extend the statute of limitations for assessing or computing any tax liability against the Company or the amount of any Company tax item.

                  c. If the Tax Matters Member elects to file a petition for readjustment of any Company tax item (in accordance with Code Section 6226(a)) such petition shall be filed in the United States Tax Court unless the Members owning one hundred percent (100%) of the Voting Units unanimously agree otherwise.

                  d. The Tax Matters Member shall, within ten (10) Business Days after receipt thereof, forward to each Member a photocopy of any correspondence relating to the Company received from the Internal Revenue Service. The Tax Matters Member shall, within ten (10) Business Days thereof, advise each Member in writing of the substance of any conversation held with any representative of the Internal Revenue Service.

                  e. Any reasonable costs incurred by the Tax Matters Member for retaining accountants and/or lawyers on behalf of the Company in connection with any Internal Revenue Service audit of the Company shall be expenses of the Company. Any accountants and/or lawyers retained by the Company in connection with any Internal Revenue Service audit of the Company shall be selected by the Tax Matters Member and the fees therefor shall be expenses of the Company.

         1.8. Deemed Liquidation. If no Dissolution Event has occurred, but the Company is deemed terminated as a partnership for federal income tax purposes, within the meaning of Regulations Section 1.708-1 (b)(2)(iv), due to a sale or exchange of fifty percent (50%) or more of the Units, the Company shall not be wound up and dissolved, but such termination will result in the closing of the Company's Fiscal Year for all Members and the following steps shall be deemed to occur: (a) the Company's assets and liabilities will be treated as having been contributed to a new limited liability company treated as a partnership, in exchange for an interest in the new company;

(b) the Company will be treated as having distributed interests in the new company to the purchasing Members and the remaining Members in liquidation of the Company; and (c) the new company shall thereafter operate and be governed by the terms of this Agreement, as a partnership for federal income tax purposes.



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